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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 23, 2001
Date of Report (Date of earliest event reported)

Dicom Imaging Systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada		88-0422026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#201 - 15047 Marine Drive White Rock, British Columbia, Canada V4B 1C5
(Address of principal executive offices) (Zip Code)

(604) 531-2521
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Item 1. Changes in Control of Registrant.

    Pursuant to a Software Purchase Agreement effective July 3, 2001, by and between Dicom Imaging Systems, Inc. (the "Company") and Torchmark Holdings Ltd., a Turks and Caicos Islands corporation and principal shareholder of the Company ("Torchmark"), the Company purchased certain image archiving, retrieval and enhancement software containing the source code and object code to certain of the Company's software products, including ImagExplorer, ImagEditor, Whitener, Simulator, ImagExplorer Pro, ImagEditor Pro, and Smile Library in exchange for 5,032,653 shares of common stock of the Company.

    The Software Purchase Agreement closed July 19, 2001, and as a result thereof, Torchmark directly owns 13,582,653 shares of common stock of the Company, which represents 51% of the voting securities of the Company. Torchmark also indirectly owns approximately an additional 3% of the voting securities of Dicom. See Item 5 of this Current Report on Form 8-K for additional terms of the Software Purchase Agreement.

    Pursuant to a Convertible Loan Agreement effective July 3, 2001, by and between the Company and Torchmark, the Company borrowed from Torchmark $906,105 (the "Loan"), as evidenced by a Promissory Note (the "Note") which bears interest at 10% per annum and is repayable on or before September 3, 2001. The Loan constitutes a cash loan of $100,000 and a restructuring of certain debt previously owed by the Company to Torchmark pursuant to Promissory Notes dated (i) November 7, 2000 ($255,684.93, plus accrued interest of $17,006.82); (ii) November 7, 2000 ($250,000 plus accrued interest of $16,628.69); (iii) December 21, 2000 ($51,000 plus accrued interest of $2,743.34); (iv) February 14, 2001 ($200,000 plus accrued interest of $7,618.92) and License and Distribution Agreements dated (v) November 1, 2000 ($50,000 plus accrued interest of $2,888.26); and (vi) November 30, 2000 ($50,000 plus accrued interest of $2,533.56).

    The Note is convertible into common stock of the Company at 90% of the closing price per share of common stock of the Company on July 3, 2001. The closing price per share for the common stock of the Company on July 3, 2001, as quoted by the NASD Over-the-Counter Electronic Bulletin Board, was $0.10 per share. Financing obtained from the Loan will be used for working capital and general corporate purposes. See Item 5 of this Current Report on Form 8-K for additional terms of the Loan.

    As security for the Loan, Dicom pledged substantially all of its assets to Torchmark pursuant to a Security Agreement by and between the Company and Torchmark dated July 3, 2001. See Item 5 of this Current Report on Form 8-K for additional terms of the Security Agreement.

Item 5. Other Events and Regulation FD Disclosure.

    The Company stated in Note 1 of its Consolidated Financial Statements under Item 7 of its Annual Report on Form 10-K, filed on May 17, 2001 (File No. 000-26369) that, "If the Company is unable to generate sufficient cash flow to support its existing level of operations, it may be obligated to reduce its activities. The Company estimates that it currently has available cash flow to sustain them until June 2001. Failure to obtain additional financing at this time may result in liquidation, leading to values which may be much lower than their going concern value." Additionally, under Item 12 of the Form 10-K, the Company stated that "The Company is currently negotiating an extension of the repayment date on the outstanding loan agreements [identified in Item 1 to this Current Report on Form 8-K], and Torchmark has indicated its willingness to extend the repayment date by one year."

    By entering into the Convertible Loan Agreement, the Company expects that Torchmark will not extend the repayment date by one year (until June 2002). See Item 1 of this Current Report on Form 8-K for additional terms of the Software Purchase Agreement.

    By acquiring the source code and related assets pursuant to the terms of the Software Purchase Agreement, the Company will attempt to enter into licensing and/or distribution agreements with third parties or accept, subject to shareholder approval, a viable offer to purchase substantially all of the assets of the Company. Additionally, the Company will continue to actively seek, but does not expect to receive, sufficient additional financing for the Company's operations.

    If the Company does not repay the Loan by September 3, 2001, or is not able to renegotiate the terms of the Convertible Loan Agreement, Torchmark will have the right, pursuant to the terms of the Security Agreement, to require the Company to deliver and/or assign all or any portion of the Company's assets and any and all certificates of title and other documents relating thereto to Torchmark. The Company currently has sufficient cash flow to sustain operations until approximately September 3, 2001.

    The foregoing description of the Software Purchase Agreement, Loan Agreement, and Security Agreement and related transactions do not purport to be complete and are qualified in their entirety by reference to the Software Purchase Agreement, Loan Agreement and Security Agreement, which are attached hereto and incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(c)
The following Exhibits are filed as part of this report:

10.8
Software Purchase Agreement dated July 3, 2001, by and between the Company and Torchmark.

10.9
Convertible Loan Agreement dated July 3, 2001, by and between the Company and Torchmark.

10.10
Security Agreement dated July 3, 2001, by and between the Company and Torchmark.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dicom Imaging Systems, Inc. (Name of Registrant)
Date: July 23, 2001	By:	/s/ DAVID GANE David Gane Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.8	Software Purchase Agreement dated July 3, 2001, by and between the Company and Torchmark.
10.9	Convertible Loan Agreement dated July 3, 2001, by and between the Company and Torchmark.
10.10	Security Agreement dated July 3, 2001, by and between the Company and Torchmark.

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SIGNATURES
INDEX TO EXHIBITS